Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert
Vice President, Investor Relations
(214) 303-3437

DEAN FOODS COMPANY REPORTS SECOND QUARTER RESULTS

•	Diluted Earnings of $0.25 per Share, Adjusted Diluted Earnings of $0.29 per Share
•	Conventional Dairy Business Remains Challenged, Value-Added Brands Continue Strong Growth

DALLAS, August 3, 2010 – Dean Foods Company (NYSE: DF) today announced second quarter diluted earnings per share of $0.25 for the quarter ended June 30, 2010, compared to diluted earnings of $0.38 per share in the second quarter of 2009. Adjusted (as defined below) diluted earnings per share in the second quarter were $0.29, compared to $0.44 per share in the year ago period.

“Our results in the quarter remain well below year ago levels, but represent a step forward from the difficult start to 2010,” said Gregg Engles, Chairman and Chief Executive Officer. “While the challenges in the fluid milk category continue to negatively impact results, we remain focused on significantly lowering our cost structure to position us to win over the longer term.”

Net income attributable to Dean Foods for the second quarter of 2010 totaled $44.8 million, compared with $64.1 million in the prior year’s second quarter. Lower operating income at Fresh Dairy Direct-Morningstar offset improved WhiteWave-Alpro results and lower interest expense in the second quarter. Adjusted net income for the quarter was $53.5 million, a decrease of 28% from $74.5 million in the second quarter of 2009.

DEAN FOODS CONSOLIDATED

Net sales for the second quarter totaled $3.0 billion, an increase of 11% from net sales of $2.7 billion in the second quarter of 2009. The net sales increase in the quarter was primarily due to the pass-through of higher dairy commodity costs at Fresh Dairy Direct-Morningstar, the benefits of the acquisition of Alpro and continued strong sales growth at WhiteWave-Alpro.

Summary of Dean Foods Second Quarter 2010 Operating Results

	Q2 2010 $ millions (except EPS)	Y/Y Change
Consolidated Adjusted Operating Income:	$133	-26%

Interest Expense:	$49	+19%

Consolidated Adjusted Net Income	$53	-28%

Adjusted Diluted Earnings per Share:	$0.29	-34%

Consolidated operating income in the second quarter totaled $125.0 million, compared to $157.0 million in the second quarter of 2009. Continued pressures in the market for conventional fluid milk and related products drove a 28% decline in Fresh Dairy Direct-Morningstar operating income. This decline was partially offset by an 18% increase in WhiteWave-Alpro operating income and lower Corporate expense, resulting in second quarter consolidated adjusted operating income of $133.4 million, a decrease of 26% from $180.2 million in the second quarter of 2009.

FRESH DAIRY DIRECT-MORNINGSTAR

Second Quarter 2010 Fresh Dairy Direct-Morningstar Detail

	Q2 2010 $ millions	Y/Y Change
Fluid Milk Volume	—	+0.2%

Operating Income	$147	-28%

Class I Mover	$14.10/cwt.	+35%

Class II Butterfat	$1.68/lb.	+34%

Fresh Dairy Direct-Morningstar fluid milk volume increased 0.2% in the second quarter, including acquisitions, versus the balance of the industry that experienced volume decline of roughly half a percent, based on Company estimates. Fresh Dairy Direct-Morningstar net sales increased due to the pass-through of higher average dairy commodity costs to its customers. As a result, segment net sales increased 8% to $2.5 billion, from $2.3 billion in the second quarter of 2009. The second quarter average Class I Mover was $14.10 per hundred-weight, 4% below the previous quarter, but 35% higher than the second quarter of 2009.

Across the balance of the Fresh Dairy Direct-Morningstar portfolio, the ice cream, cultured and creamer businesses experienced modest volume declines in the quarter, while strong demand from quick service restaurants drove a solid increase in ice cream mix and aerosol product sales volumes. Class II butterfat, a primary input for cultured and ice cream products at Fresh Dairy Direct-Morningstar, averaged $1.68 per pound in the second quarter,13% above the previous quarter and 34% above the year earlier period.

Fresh Dairy Direct-Morningstar operating income in the second quarter was $146.8 million, a $20.0 million increase over the difficult first quarter of 2010, but a 28% decline from $203.5 million in the second quarter of 2009. Retail pricing for private label milk remains well below historical levels, widening price gaps between branded and private label offerings and driving continued consumer trade-down to lower-margin private label products. Tight cost control and sequential improvements in net pricing across much of the portfolio drove a sequential improvement over the first quarter in segment operating income results.

WHITEWAVE – ALPRO

Second Quarter 2010 WhiteWave-Alpro Detail
	Q2 2010 $ millions	Y/Y Change
Net Sales
WhiteWave-Alpro	$459	+31%

WhiteWave	$377	+8%

Alpro	$82	N/A

Operating Income
WhiteWave-Alpro	$39	+23%
WhiteWave-Alpro, adjusted to exclude non controlling Hero JV interest	$41	+18%

For the second quarter of 2010, the WhiteWave-Alpro segment reported net sales of $459.0 million, 31% higher than second quarter 2009 net sales of $349.1 million. This increase was a result of the benefits of the Alpro acquisition and continued strong volume driven net sales growth across the WhiteWave portfolio.

Among the key brands at WhiteWave-Alpro, the non-dairy milk alternatives business, which includes both Silk and Alpro, continued to post strong results. Silk sales increased low-double digits in the quarter as a result of the strong performance of Silk PureAlmond® . Alpro sales increased in the high-single digits in the quarter on a constant currency basis. International Delight® Coffee Creamer net sales grew in the mid-teens on continued strength behind product and packaging innovation. Land O’Lakes® brand creamers increased sales in the mid-single digits. Horizon Organic® milk sales again outpaced the organic milk category to report high-single digit net sales growth.

The acquisition of Alpro and reduced investment in the Hero/WhiteWave joint venture contributed to an 18% increase in segment operating income in the second quarter to $41.0 million, from $34.7 million in the second quarter of 2009. WhiteWave operating profits were essentially flat due to increased distribution costs and the timing of marketing spending against new products. The WhiteWave-Alpro segment operating income includes a $1.9 million loss related to the Company’s interest in the Hero/WhiteWave joint venture, but excludes a $1.9 million loss from the joint venture attributable to the non-controlling interest.

DISCONTINUED OPERATIONS

The Company announced that it has entered into an agreement to sell its Rachel’s U.K. business, which consists of yogurt and other dairy products, and has reclassified results for the business under discontinued operations. The transaction is expected to close in the third quarter. The sale of Rachel’s is not expected to have a material impact on earnings.

CORPORATE AND OTHER EXPENSE

Corporate and Other expense totaled $54.4 million for the second quarter of 2010, as compared to $58.0 million in the second quarter of 2009. For the balance of the year, the Company expects Corporate expense to be roughly flat compared to year ago levels.

CASH FLOW

Net cash provided by continuing operations for the six months ended June 30, 2010 totaled $243.5 million, compared to $348.3 million in the first half of 2009. Free cash flow provided by operations, which is defined as net cash provided by continuing operations less net capital expenditures, totaled $130.6 million for the six months ended June 30, 2010, compared to $247.4 million in the first half of 2009. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided below.

Net capital expenditures for the first half of 2010 totaled $112.9 million, compared to $100.8 million in the same period of 2009. The Company expects full year capital expenditures to be between $250 and $300 million for 2010.

Total debt at June 30, 2010, net of $61.2 million in cash on hand, was approximately $4.1 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 4.68x as of the end of the second quarter, compared to a current covenant of 5.5x.

FORWARD OUTLOOK

“At a high level, our current outlook for the business is fundamentally unchanged from the first quarter,” said Engles. “Consumers, particularly working class consumers, remain underemployed and over leveraged. Their economic anxiety is reflected in a highly promotional retail environment for private label milk that is driving negative private label versus branded mix for our Fresh Dairy Direct-Morningstar business. Despite aggressive retail pricing, category volumes are soft. As a result, our expectations for Fresh Dairy Direct-Morningstar performance have not changed from last quarter’s call.

“On the other hand, our more value-added business at WhiteWave-Alpro, bolstered by increasingly confident upper income consumers, continue to post strong volume, revenue, and operating profit growth – a trend we expect to continue, which should result in very solid annual profit growth for that segment.

“Finally, we have put one of the major risks to our business behind us, with the successful amendment and extension of our credit facilities. The increased flexibility of loosened covenants and extended maturities came at a cost of additional interest expense of approximately $0.06 from the second to the third quarter.

In keeping with our recent practice, we will offer guidance only for the upcoming quarter. Given our view that business conditions have not materially changed from the second quarter, and given typical seasonal weakness in the third quarter versus the second, we expect earnings of $0.17 to $0.22 per share in the third quarter. Adjusting for the six cents of additional third quarter interest expense, our range of guidance for the third quarter is essentially unchanged from the second quarter.”

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2010

Net sales for the six months ended June 30, 2010 totaled $5.9 billion, an increase of 10% from net sales for the same period of last year, due to the pass-through of higher dairy commodity costs, the impact of acquisitions, and strong growth in net sales at WhiteWave-Alpro. Net income for the first half of the year totaled $87.9 million, compared with $140.4 million in the first six months of 2009. Diluted earnings per share from continuing operations for the six months ended June 30, 2010 totaled $0.48, compared to $0.86 for the first six months of 2009.

On an adjusted basis, net income for the six months ending June 30, 2010 totaled $96.5 million, compared to $156.7 million in the same period of 2009. Adjusted diluted earnings per share for the first six months of 2010 totaled $0.53 compared to $0.95 in the first six months of 2009.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items, write off of financing costs, closed or anticipated to close deal costs, gains or losses on foreign exchange forward contracts or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three and six month periods ended June 30, 2010, and 2009 calculated according to GAAP on an adjusted basis is attached.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States. The Company’s Fresh Dairy Direct-Morningstar business is the largest processor and distributor of milk and other dairy products in the country. The WhiteWave-Alpro business produces and sells a variety of nationally branded soy, dairy and dairy-related products. Popular brands include: Silk® and Alpro® dairy milk alternatives, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O’LAKES® creamers.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking”

statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, expected financial performance and capital structure. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income, earnings per share, and to maintain compliance with financial covenants depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, the Company’s ability to integrate its acquisitions and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438

(Tables to follow)

# # #

DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Three months ended June 30,		Three months ended June 30,
	2010	2009	2010		2009
Net sales	$2,954,653	$2,669,853	$2,954,653		$2,669,853
Cost of sales	2,203,230	1,908,203	2,203,230		1,908,203

Gross profit	751,423	761,650	751,423		761,650

Operating costs and expenses:
Selling and distribution	457,705	438,028	457,705		438,028
General and administrative	159,423	153,167	159,423		144,407	(a)
Amortization of intangibles	2,807	2,006	2,807		2,006
Facility closing and reorganization costs	6,509	11,414	—	(b)	—	(b)
Loss attributable to noncontrolling interest in Hero JV	—	—	(1,897	)(c)	(2,977	)(c)

Total operating costs and expenses	626,444	604,615	618,038		581,464

Operating income	124,979	157,035	133,385		180,186

Interest expense	55,369	59,964	48,668	(d)	59,964
Other (income) expense, net	(306)	(5,072)	(306)		35	(e)

Income from continuing operations before income taxes	69,916	102,143	85,023		120,187

Income taxes	26,455	38,727	31,544	(f)	45,721	(f)

Income from continuing operations	43,461	63,416	53,479		74,466
Loss from discontinued operations, net of tax	(609)	(1,100)	—	(g)	—	(g)

Net income	42,852	62,316	53,479		74,466
Net loss attributable to noncontrolling interest	1,935	1,827	—	(c)	—	(c)

Net income attributable to Dean Foods Company	$44,787	$64,143	$53,479		$74,466

Average common shares:
Basic	181,636	168,332	181,636		168,332
Diluted	182,391	170,991	182,391		170,991

Basic earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$0.25	$0.39	$0.29		$0.44
Loss from discontinued operations	—	(0.01)	—		—

Net income attributable to Dean Foods Company	$0.25	$0.38	$0.29		$0.44

Diluted earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$0.25	$0.38	$0.29		$0.44
Loss from discontinued operations	—	—	—		—

Net income attributable to Dean Foods Company	$0.25	$0.38	$0.29		$0.44

* See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Six months ended June 30,		Six months ended June 30,
	2010	2009	2010		2009
Net sales	$5,915,796	$5,361,326	$5,915,796		$5,361,326
Cost of sales	4,416,579	3,844,149	4,416,579		3,844,149

Gross profit	1,499,217	1,517,177	1,499,217		1,517,177

Operating costs and expenses:
Selling and distribution	930,432	860,170	930,432		860,170
General and administrative	310,388	283,975	310,388		273,317	(a)
Amortization of intangibles	5,670	3,914	5,670		3,914
Facility closing and reorganization costs	8,060	19,662	—	(b)	—	(b)
Loss attributable to noncontrolling interest in Hero JV	—	—	(4,111	)(c)	(4,690	)(c)

Total operating costs and expenses	1,254,550	1,167,721	1,242,379		1,132,711

Operating income	244,667	349,456	256,838		384,466

Interest expense	113,438	128,254	106,737	(d)	128,254
Other (income) expense, net	(485)	(4,902)	(485)		205	(e)

Income from continuing operations before income taxes	131,714	226,104	150,586		256,008
Income taxes	48,442	87,688	54,121	(f)	99,355	(f)

Income from continuing operations	83,272	138,416	96,465		156,653
Loss from discontinued operations, net of tax	(1,342)	(900)	—	(g)	—	(g)
Gain on sale of discontinued operations, net of tax	1,837	—	—	(g)	—	(g)

Net income	83,767	137,516	96,465		156,653
Net loss attributable to noncontrolling interest	4,172	2,873	—	(c)	—	(c)

Net income attributable to Dean Foods Company	$87,939	$140,389	$96,465		$156,653

Average common shares:
Basic	181,436	161,355	181,436		161,355
Diluted	183,116	164,260	183,116		164,260

Basic earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$0.48	$0.88	$0.53		$0.97
Income (loss) from discontinued operations	—	(0.01)	—		—

Net income attributable to Dean Foods Company	$0.48	$0.87	$0.53		$0.97

Diluted earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$0.48	$0.86	$0.53		$0.95
Income (loss) from discontinued operations	—	(0.01)	—		—

Net income attributable to Dean Foods Company	$0.48	$0.85	$0.53		$0.95

* See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$61,247	$45,190
Other current assets	1,573,489	1,600,996

Total current assets	1,634,736	1,646,186
Property, plant and equipment, net	2,056,979	2,102,253
Intangibles and other assets	4,087,281	4,095,502

Total Assets	$7,778,996	$7,843,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities, excluding debt	$1,172,422	$1,234,062
Total long-term debt, including current portion	4,153,451	4,228,979
Other long-term liabilities	1,006,124	1,013,668
Dean Foods stockholders’ equity	1,431,264	1,351,946
Noncontrolling interest	15,735	15,286

Total stockholders’ equity	1,446,999	1,367,232

Total Liabilities and Stockholders’ Equity	$7,778,996	$7,843,941

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six months ended June 30,
	2010	2009
Operating Activities
Net cash provided by continuing operations	$243,486	$348,285
Net cash provided by discontinued operations	793	1,261

Net cash provided by operating activities	$244,279	$349,546

Investing Activities
Additions to property, plant and equipment	(112,893)	(100,847)
Payments for acquisitions, net of cash received	—	(34,963)
Proceeds from sale of fixed assets	5,081	4,789

Net cash used in investing activities	(107,812)	(131,021)
Net cash used in discontinued operations	(133)	(249)

Net cash used in investing activities	$(107,945)	$(131,270)

Financing Activities
Net repayment of debt	(88,654)	(654,304)
Payment of financing costs	(34,234)	—
Issuance of common stock, net of share repurchases for withholding taxes	1,586	446,760
Capital contribution from noncontrolling interest	4,621	6,433
Other	—	—

Net cash used in financing activities	(116,681)	(201,111)

Effect of exchange rate changes on cash and cash equivalents	(3,596)	—

Increase in cash and cash equivalents	16,057	17,165
Beginning cash balance	45,190	35,979

Ending cash balance	$61,247	$53,144

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$243,486	$348,285
Net additions to property, plant and equipment	(112,893)	(100,847)

Free cash flow provided by continuing operations	$130,593	$247,438

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Three months ended June 30, 2010
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV (c)	Other Adjustments (d) (f) (g)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$146,799	$—	$—	$—	$—	$146,799
Whitewave - Alpro	39,057	—	—	1,897	—	40,954
Corporate	(54,368)	—	—	—	—	(54,368)
Facility closing and reorganization costs	(6,509)	—	6,509	—	—	—

Total operating income	$124,979	$—	$6,509	$1,897	$—	$133,385

Net income attributable to Dean Foods Company	$44,787	$—	$3,963	$—	$4,729	$53,479

Diluted earnings per share	$0.25	$—	$0.02	$—	$0.02	$0.29

	Three months ended June 30, 2009
	GAAP	Closed Deal Costs(a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV(c)	Other Adjustments (e) (f) (g)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$203,498	$—	$—	$—	$—	$203,498
Whitewave - Alpro	31,736	—	—	2,977	—	34,713
Corporate	(66,785)	8,760	—	—	—	(58,025)
Facility closing and reorganization costs	(11,414)	—	11,414	—	—	—

Total operating income	$157,035	$8,760	$11,414	$2,977	$—	$180,186

Net income attributable to Dean Foods Company	$64,143	$5,350	$6,988	$—	$(2,015)	$74,466

Diluted earnings per share	$0.38	$0.03	$0.04	$—	$(0.01)	$0.44

* See notes to Earnings Release Tables

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Six months ended June 30, 2010
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV (c)	Other Adjustments (d) (f) (g)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$273,570	$—	$—	$—	$—	$273,570
Whitewave - Alpro	81,381	—	—	4,111	—	85,493
Corporate	(102,224)	—	—	—	—	(102,225)
Facility closing and reorganization costs	(8,060)	—	8,060	—	—	—

Total operating income	$244,667	$—	$8,060	$4,111	$—	$256,838

Net income attributable to Dean Foods Company	$87,939	$—	$4,902	$—	$3,624	$96,465

Diluted earnings per share	$0.48	$—	$0.03	$—	$0.02	$0.53

	Six months ended June 30, 2009
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b)	Non-Controlling Interest in Hero JV (c)	Other Adjustments (e) (f) (g)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$418,087	$—	$—	$—	$—	$418,087
Whitewave - Alpro	58,455	—	—	4,690	—	63,143
Corporate	(107,424)	10,658	—	—	—	(96,764)
Facility closing and reorganization costs	(19,662)	—	19,662	—	—	—

Total operating income	$349,456	$10,658	$19,662	$4,690	$—	$384,466

Net income attributable to Dean Foods Company	$140,389	$6,500	$11,978	$—	$(2,214)	$156,653

Diluted earnings per share	$0.85	$0.04	$0.08	$—	$(0.02)	$0.95

* See notes to Earnings Release Tables

For the three and six months ended June 30, 2010 and 2009, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	In accordance with the change in generally accepted accounting principles, effective January 1, 2009 all transaction-related fees on acquisitions are expensed as incurred. The adjustment reflects the elimination of transaction-related fees on acquisitions that have closed or are expected to close.

(b)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(c)	Effective January 1, 2009 the results of operations for the Hero/WhiteWave joint venture have been consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own.

(d)	The adjustment reflects the write-off of financing costs associated with the amendment of our senior secured credit facility.

(e)	The adjustment reflects the elimination of a gain related to a foreign currency forward contract entered into in conjunction with our acquisition of the Alpro Division of Vandemoortele, N.V.

(f)	The adjustment reflects the income tax impact for income from continuing operations before income taxes adjustments (a) through (e).

(g)	The adjustment reflects the elimination of discontinued operations, net of tax.